                    SEVERANCE AGREEMENT AND GENERAL RELEASE

         This SEVERANCE AGREEMENT AND GENERAL RELEASE (the "Agreement") is made by and between Claimsnet.com Inc. 12801 N. Central, Suite 1515, Dallas, Dallas County, Texas 75243 ("Claimsnet"), and Terry A. Lee ("Employee").

         1. Background. Employee's employment with Claimsnet has ceased effective on June 16, 2000.

         2. Consideration. As consideration for this Agreement, Claimsnet agrees to pay to the order of Employee, the sum of ONE HUNDRED SIXTY-TWO THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($162,500.00) and has agreed to the other terms and conditions of this Agreement Employee acknowledges the sufficiency of this Consideration and further acknowledges that the Consideration is in excess of that which Employee would be entitled to absent the execution of this Agreement. As consideration for this Agreement, Employee has agreed resign from the Board of Directors of Claimsnet and has agreed to the release and other terms and conditions of this Agreement.

         3. Schedule of Payments. The ONE HUNDRED SIXTY-TWO THOUSANDS FIVE HUNDRED AND NO/100 DOLLARS ($162,500) consideration is to be paid (or has been paid, as the case may be) to the Employee in the amounts and schedule set forth on Exhibit A. The first payment in the gross amount of $23,214.29 has already been made. The remaining payments shall commence with the next employee payroll period and will be made in concurrence with the bi-weekly payroll period of Claimsnet in the gross amount of $11,607.15 for 12 pay periods. Each payment will have Federal Tax withheld at a flat 28% rate and Medicare and FICA deductions withheld at statutory rates. Employee voluntary 401(k) contributions shall be deducted as permitted by law and according to Employee's instructions to the plan administrator (currently, 5% of gross pay). The final payments shall be net of deductions to repay all amounts due and owing by the employee to Claimsnet by reason of the loan of Claimsnet to the Employee in the original principal amount of $25,000, plus interest accrued through June 22, 2000, in the amount of $4,261.02. Payments made to the employee, but applied to payment of the loan, shall be reflected as income to the employee on a Form W-2 or Form 1099 to be provided for year 2000 tax filings.

         4. Late Payments. In the event that any of the payments called for in the immediately preceding numbered paragraph are not received by the Employee within fifteen (15) days after the due date, the Employee shall have the option to accelerate all remaining payments due, upon written notice to Claimsnet.

         5. Tax Responsibility. Employee hereby assumes any and all responsibility for federal, state, or local income tax liability for any monies paid to Employee pursuant to this Agreement. If any governmental body determines that tax is owed by Employee ("Tax") and that the Tax should have been withheld in addition to those amounts already withheld by Claimsnet, Employee expressly represents that he will pay the Tax, and any associated penalties and interest, and shall hold Claimsnet harmless for such Tax, and any associated penalties and interest.

         6. Release. Except for breaches of this Agreement, Employee and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge Claimsnet, its Affiliate companies (as defined below), and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, "Released Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unkown, mature or unmatured, which Employee may now have or has ever had arising from or in any way related to his employment by Claimsnet, including, without limitation, the termination thereof and Employee's efforts to find subsequent employment, whether based on tort, contract (express or implied), or any federal, state or local law, statute or regulation (collectively, the "Released Claims"). Specifically and not in limitation of the foregoing release, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, and the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of distress, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, claims for wages or salary, severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit, except for Employee's COBRA rights/benefits. Employee likewise releases the Released Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, this Release is not intended to be, and shall not be construed to be, a bar to Employee's rights, if any, to unemployment compensation. For purposes of this Agreement, "Affiliate" shall be defined as ANC Holdings, Inc., National Financial Corporation, American Medical Finance, Inc., American Tuition Finance, Inc. or any person or entity that directly or indirectly controls, is controlled by, or is under common control with Claimsnet, National Financial Corporation, American Tuition Finance, Inc. and/or American Medical Finance, Inc.

         7. Warranty/Covenant Not To Assert Claims. Employee warrant that he has not initiated or filed any claims of any type against any Released Party with any court, governmental or administrative agency, and covenants that he will not do so in the future, directly or indirectly, nor will he assist others in doing so.

         8. Nonadmission. The parties hereto mutually understand and agree that this Agreement is not intended to and does not constitute any admission of fault, wrongdoing, responsibility or liability on the part of Claimsnet. Employee understands and acknowledges that Claimsnet has denied, continues to deny, and will deny in the future all allegations of wrongdoing, liability, or other impropriety, breach of contract, or illegality, if any, regarding Employee's treatment as an employee or the termination of his employment with Claimsnet.

         9. Confidential Information. Employee agrees not to divulge, reveal, communicate, or use for the benefit of himself or any person or entity other than Claimsnet, to the detriment of Clamsnet, any of Claimsnet's or its Affiliates' confidential or proprietary information. "Confidential information" includes (as an illustration and not a limitation): (i) security codes; (ii) financial and business information generated by or for the benefit of Claimsnet;
(iii) strategic plans; (iv) customer lists, personnel and salary information;
(v) product development and market research; (vi) vendor information that Claimsnet is obligated to keep in confidence, or (vii) software or source code information. "Propriety information" includes, but is not limited to, any materials, documents, software, source codes and files for which Claimsnet, ANC Holdings, Inc., National Financial Corporation, American Tuition Finance, Inc. and/or American Medical Finance, Inc. claims or claimed ownership or authorship.

         10. Goodwill. The parties to this Agreement shall not make any comments to any person or entity that are adverse to the other party's interest or that reflect negatively on the other party. Consistent with this provision, Claimsnet will follow its standard practices regarding employment references.

         11. Confidentiality of Agreement. The parties will treat the terms of this Agreement and the negotiations surrounding it as confidential. Employee will not disclose to any person, including but not limited to mean employees or former employees of Claimsnet or its Affiliates, the terms of this Agreement except disclosure may be made to the following: a) in confidence to his spouse;
b) his attorney and tax-advisor, if any; or, c) where requried by law. Employee shall instruct and require each such person to hold the terms of this Agreement in confidence.

         12. Review and Right of Revocation. Employee hereby acknowledges that Claimsnet has advised him, in writing and by this writing specifically, to consult an attorney prior to signing this Agreement. Employee has two (2) business days from the date this Agreement is presented to decide whether to sign it. If Employee signs this Agreement within this two (2) day period, Employee will be able to revoke his acceptance of this Agreement at any time during the three (3) calendar days following execution of this Agreement by him. In order to effectuate Employee's revocation, he must notify Bo W. Lycke, in writing, at Claimsnet, 12801 N. Central, Suite 1515, Dallas, Dallas County, Texas 75243. If Employee signs this Agreement within this two (2) day period, this Agreement shall not take effect and shall not be enforceable until after the three (3) days has passed without Claimsnet receiving a written revocation from Employee.

         13. Waiver. As further consideration for this Agreement and for the purposes of implementing a full and complete release and discharge of Claimsnet, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, any claims which he does not know or suspect to exist in his favor at the time of execution hereof, and the Agreement contemplates the extinguishment of any such claim or claims.

         14. Future Employment. Employee shall not at any time in the future seek employment with Claimsnet, ANC Holdings, Inc., National Financial Corporation, American Tuition Finance Inc. and/or American Medical Finance, Inc., and agrees that Claimsnet, National Financial Corporation, American Tuition Finance, Inc. and/or American Medical Finance, Inc. shall not at any time be under any obligation to employ him or consider him for employment.

         15. Cooperation. Employee shall cooperate with Claimsnet in the orderly transfer of Employee's responsibilities to other person(s).

         16. Return of Property. Employee shall promptly return to Claimsnet all property of Claimsnet, National Financial Corporation, and/or American Medical Finance, Inc., including, without limitation, all equipment, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by Employee in the course of or incident to his employment with Claimsnet.

         17. Integration. The parties understand and agree that the preceding Sections recite the sole consideration of this Agreement, that no representation or promise has been made by Claimsnet, Employee, or any Released Party, on any subject whatsoever, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties on any subject whatsoever are embodied and expressed in this Agreement. This agreement shall supersede all prior agreements and understandings among Employee, Claimsnet, and any Released Party, whether written or oral, express or implied, with respect to any subject whatsoever, including without limitation, any employment-related agreement or benefit, except to the extent that the provisions of any such agreement or benefit have been expressly referred to in this Agreement as having continued effect.

         18. Assignment; Successors and Assigns. Employee agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null, void and of no force and effect. Employee represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

         19. Severability. If any provision of this Agreement, or its application to any person, place or circumstances, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

         20. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to conflicts of law or choice of law rules.

         21. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.

         22. Execution. Employee acknowledges that he had at least two(2) business days from his receipt of the Agreement, within which to consider whether or not to sign the Agreement.

         23. Acknowledgments. Employee hereby acknowledges that Employee is entering this Agreement knowingly and voluntarily, and further acknowledges that
(a) this Agreement is written in a manner understood by Employee and is fully understood in all respects by Employee; (b) this Agreement refers to and specifically waives claims under the Age Discrimination in Employment Act, as amended, except to the extent that such claims arise after the date of this Agreement; (c) Employee has received valuable consideration in exchange for the waiver and release of claims included in this Agreement which substantially exceeds amounts that Employee would otherwise be entitled to receive; (d) Employee has been advised by Claimsnet in writing to consult with an attorney prior to executing this Agreement; (e) Employee may take until two (2) business days from his receipt of the Agreement to consider whether or not to sign the Agreement; and (f) Employee shall have three (3) days following execution to revoke this Agreement and the Agreement shall not take effect until those three
(3) days have ended.

         WITNESS the following signatures by the respective parties.

Employee:                                     Claimsnet:

                                              Claimsnet.com, Inc.


By: /s/ Terry A. Lee                          By: /s/ Bo W. Lycke
   -------------------------------               ------------------------------
Terry A. Lee                                  Bo W. Lycke, President

Date: 6/28/00                                 Date: June 28, 2000
      -------------------                           ---------------------

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                                                                       Exhibit A



                                        Statutory Deductions                              Voluntary Deductions
                              -----------------------------------                         ---------------------
Pay date     Gross Pay        Soc. Sec.      FICA         Fed W/H       After Tax         401(k)           Loan       Net Pay
--------     ---------        ---------      ----         -------       ---------         ------           ----       -------
6/19/00      23,214.29        (318.30)     (336.61)     (6,175.00)      16,384.38      (1,160.71)                    15,223.67
7/7/00       11,607.15                     (168.30)     (3,087.50)       8,361.36        (580.36)                     7,770.99
7/21/00      11,607.15                     (168.30)     (3,087.50)       8,351.35        (580.36)                     7,770.99
8/4/00       11,607.15                     (168.30)     (3,087.50)       8,351.35        (580.36)                     7,770.99
8/18/00      11,607.15                     (168.30)     (3,087.50)       8,351.35        (580.36)                     7,770.99
9/1/00       11.607.15                     (168.30)     (3,087.50)       8,351.36        (580.36)                     7,770.99
9/15/00      11,607.15                     (168.30)     (3,087.50)       8,351.35        (580.36)                     7,770.99
9/29/00      11,607.15                     (168.30)     (3,087.50)       8,351.35        (580.36)                     7,770.99
10/13/00     11,667.15                     (168.30)     (3,087.50)       8,351.35        (580.36)                     7,770.99
10127/00     11,607.15                     (168.30)     (3,087.50)       8,351.35        (580.36)        (5,948.05)   1,822.94
11/10/00     11,607.15                     (168.30)     (3,087.50)       8,351.35        (580.36)        (7,770.99)          -
11/24/00     11,607.15                     (168.30)     (3,087.50)       8,351.35        (580.36)        (7,770.99)          -
12/8/00      11,607.15                     (168.30)     (3,087.50)       8,351.36        (580.36)        (7,770.99)          -
            ------------------------------------------------------------------------------------------------------------------
            162,500.09        (318.30)   (2,356.21)    (43,225.00)     116,600.58      (8,125.03)       (29,261.02)  79,214.53
            ==================================================================================================================